Exhibit 99.1

FOR IMMEDIATE RELEASE

Hexion Inc. Announces Fourth Quarter and Year Ended 2014 Results

Fourth Quarter 2014 Highlights

•	Segment EBITDA increased 11% to $88 million

•	Completed construction of new phenolic specialty resins manufacturing facility in China

•	Began implementation of a new cost savings program that targets total annual savings of $30 million; expect to realize over $20 million of savings in fiscal year 2015

Fiscal Year 2014 Highlights

•	Segment EBITDA increased 7% to $450 million; Adjusted EBITDA of $505 million

•	Began construction of three new formaldehyde plants; first production expected to begin in late 2015

•	Total liquidity as of December 31, 2014 of $487 million

COLUMBUS, Ohio - (March 10, 2015) - Hexion Inc. (“Hexion” or the “Company”) today announced results for the fourth quarter and year ended December 31, 2014.

“Our fourth quarter results demonstrate the strength of our specialty product portfolio highlighted by double digit growth in our forest products and specialty epoxy businesses,” said Craig O. Morrison, Chairman, President and CEO. “While our global base epoxies business remains below historical levels of profitability, recent trends have stabilized and we expect improvement as we look ahead to 2015 together with continued growth in our specialty portfolio. In addition, we expect the recent fall in oil prices to have a neutral impact on our overall financial results in 2015 as potential revenue declines from our lower activity are offset with declines in raw material costs across our portfolio.”

“We are pleased to also report continued progress in our strategic growth initiatives,” Mr. Morrison added. “During the fourth quarter we completed construction of a new phenolic specialty resins manufacturing facility in China and continued to advance the construction of our three new formaldehyde facilities, which will begin production in late 2015. Together with the acquisition we completed earlier this year, we believe these investments behind our leading technologies and applications will strategically position us for long-term growth and profitability.”

“As discussed during our third quarter earnings conference call, we are currently experiencing a supplier force majeure that impacts our Versatic™ Acids and Derivatives business,” Mr. Morrison said. “In response to this temporary disruption we are leveraging our global manufacturing network to help mitigate potential impacts on our customers and are pursuing recoveries under our business interruption insurance policies. In addition, we have begun executing a $30 million cost savings program, which will structurally enhance our cost profile and substantially offset the financial impact of the expected outage during 2015.”
Fourth Quarter 2014 Results

Net Sales. Net sales for the quarter ended December 31, 2014 were $1.16 billion, a decrease of 3% compared with $1.20 billion in the prior year period. The decline in net revenues was primarily driven by the strengthening of the U.S. dollar against most other currencies which more than offset gains in our North American forest products and specialty epoxy businesses. On a constant currency basis, net sales would have increased by 1% for the quarter.

Segment EBITDA. For the quarter ended December 31, 2014, Segment EBITDA was $88 million, an increase of 11% compared with $79 million in the prior year period. The increase in Segment EBITDA was primarily driven by strong growth in our North American forest products and specialty epoxy businesses, partially offset by cyclicality in the monomers and dispersions businesses.
Fiscal Year 2014 Results

Net Sales. Net sales for the year ended December 31, 2014 were $5.14 billion, an increase of 5% compared with $4.89 billion in the prior year. The increase in net sales was primarily driven by gains in our forest products, specialty epoxy and oilfield businesses, partially offset by cyclicality in the base epoxy and dispersions businesses. On a constant currency basis, net sales would have increased by 6% for the year.

Segment EBITDA. For the year ended December 31, 2014, Segment EBITDA was $450 million, an increase of 7% compared with $422 million in the prior year. The increase in Segment EBITDA was primarily driven by the aforementioned factors impacting revenue growth.

Segment Results
Following are net sales and Segment EBITDA by reportable segment for the fourth quarter and twelve months ended December 31, 2014 and 2013. See “Non-U.S. GAAP Measures” for further information regarding Segment EBITDA and a reconciliation of Segment EBITDA to net loss.
Net Sales(1):

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2014	2013	2014	2013
Epoxy, Phenolic and Coating Resins	$720	$756	$3,277	$3,126
Forest Products Resins	440	443	1,860	1,764
Total	$1,160	$1,199	$5,137	$4,890

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.

Segment EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2014	2013	2014	2013
Epoxy, Phenolic and Coating Resins	$45	$40	$272	$258
Forest Products Resins	63	59	251	231
Corporate and Other	(20)	(20)	(73)	(67)
Total	$88	$79	$450	$422
Liquidity and Capital Resources
At December 31, 2014, Hexion had total debt of approximately $3.8 billion, unchanged from December 31, 2013. In addition, at December 31, 2014, the Company had $487 million in liquidity comprised of $156 million of unrestricted cash and cash equivalents, $7 million of short-term investments, $266 million of borrowings available under the Company’s asset-backed loan facility (the “ABL Facility”) and $58 million of time drafts and borrowings available under credit facilities at certain international subsidiaries.
Hexion expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.

Earnings Call
Hexion will host a teleconference to discuss fourth quarter and year ended 2014 results on Tuesday, March 10, 2015, at 10:00 a.m. Eastern Time.
Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:
U.S. Participants: 866-543-6403
International Participants: 617-213-8896
Participant Passcode: 81438588
Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.hexion.com.
A replay of the call will be available for one week beginning at 2:00 p.m. Eastern Time on March 10, 2015. The playback can be accessed by dialing 888-286-8010 (U.S.) and +1-617-801-6888 (International). The passcode is 74816413. A replay also will be available through the Investor Relations Section of the Company’s website.

Covenant Compliance
The instruments that govern the Company’s indebtedness contain, among other provisions, restrictive covenants regarding indebtedness (including an Adjusted EBITDA to Fixed Charges ratio incurrence test), dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions and capital expenditures.
The indentures that govern the Company’s 6.625% First-Priority Senior Secured Notes, 8.875% Senior Secured Notes and 9.00% Second-Priority Senior Secured Notes (collectively, the “Secured Indentures”) contain an Adjusted EBITDA to Fixed Charges ratio incurrence test which may restrict our ability to take certain actions such as incurring additional debt or making acquisitions if the Company is unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.0:1. The Adjusted EBITDA to Fixed Charges ratio under the Secured Indentures is generally defined as the ratio of (a) Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on a LTM basis. See “Non-U.S. GAAP Measures” for further information regarding Adjusted EBITDA and Schedule 5 to the release for a calculation of the Adjusted EBITDA to Fixed Charges ratio.
The Company’s ABL Facility does not have any financial maintenance covenant other than a minimum Fixed Charge Coverage Ratio of 1.0 to 1.0 that would only apply if the Company’s availability under the ABL Facility at any time is less than the greater of (a) $40 million and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The Fixed Charge Coverage Ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on an LTM basis. At December 31, 2014, the Company’s availability under the ABL Facility exceeded the minimum requirements, as did its Fixed Charge Coverage Ratio.
Non-U.S. GAAP Measures
Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments. Segment EBITDA should not be considered a substitute for net income (loss) or other results reported in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedule 4 to this release for reconciliation of Segment EBITDA to net loss.
Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, it believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA and Fixed Charges are not defined terms under U.S. GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Secured Indentures should not be considered an alternative to interest expense. See Schedule 5 to this release for reconciliation of the Adjusted EBITDA to Fixed Charges Ratio.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with the further realization of, cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Performance Materials Inc., the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs and the other factors listed in the Risk Factors section of this report and in our other SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
About the Company
Based in Columbus, Ohio, Hexion Inc. (formerly known as Momentive Specialty Chemicals Inc.) is a global leader in thermoset resins. Hexion Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Inc. is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Hexion Inc. and its products is available at www.hexion.com.
Contacts
Investors and Media:
John Kompa
614-225-2223
john.kompa@hexion.com

HEXION INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2014	2013	2014	2013
Net sales	$1,160	$1,199	$5,137	$4,890
Cost of sales	1,043	1,077	4,534	4,316
Gross profit	117	122	603	574
Selling, general and administrative expense	86	88	361	362
Asset impairments	5	174	5	181
Business realignment costs	23	6	47	21
Other operating (income) expense, net	(15)	(3)	(8)	1
Operating income (loss)	18	(143)	198	9
Interest expense, net	78	76	308	303
Loss on extinguishment of debt	—	—	—	6
Other non-operating expense, net	9	1	32	2
Loss before income tax and earnings from unconsolidated entities	(69)	(220)	(142)	(302)
Income tax expense	3	318	26	349
Loss before earnings from unconsolidated entities	(72)	(538)	(168)	(651)
Earnings from unconsolidated entities, net of taxes	6	12	20	17
Net loss	(66)	(526)	(148)	(634)
Net loss attributable to noncontrolling interest	—	1	—	1
Net loss attributable to Hexion Inc.	$(66)	$(525)	$(148)	$(633)

HEXION INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $16 and $14, respectively)	$172	$393
Short-term investments	7	7
Accounts receivable (net of allowance for doubtful accounts of $14 and $16, respectively)	591	601
Inventories:
Finished and in-process goods	288	257
Raw materials and supplies	110	103
Other current assets	73	72
Total current assets	1,241	1,433
Investments in unconsolidated entities	48	45
Deferred income taxes	18	21
Other long-term assets	110	134
Property and equipment:
Land	89	88
Buildings	302	308
Machinery and equipment	2,419	2,427
	2,810	2,823
Less accumulated depreciation	(1,755)	(1,776)
	1,055	1,047
Goodwill	119	112
Other intangible assets, net	81	82
Total assets	$2,672	$2,874
Liabilities and Deficit
Current liabilities:
Accounts payable	$426	$483
Debt payable within one year	99	109
Interest payable	82	83
Income taxes payable	12	12
Accrued payroll and incentive compensation	67	47
Other current liabilities	135	127
Total current liabilities	821	861
Long-term liabilities:
Long-term debt	3,735	3,665
Long-term pension and post employment benefit obligations	278	234
Deferred income taxes	19	21
Other long-term liabilities	171	163
Total liabilities	5,024	4,944

Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at December 31, 2014 and 2013	1	1
Paid-in capital	526	522
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Accumulated other comprehensive loss	(159)	(21)
Accumulated deficit	(2,423)	(2,275)
Total Hexion Inc. shareholder’s deficit	(2,351)	(2,069)
Noncontrolling interest	(1)	(1)
Total deficit	(2,352)	(2,070)
Total liabilities and deficit	$2,672	$2,874

HEXION INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended December 31,
(In millions)	2014	2013
Cash flows (used in) provided by operating activities
Net loss	$(148)	$(634)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	144	148
Loss on extinguishment of debt	—	6
Deferred tax (benefit) expense	(2)	322
Non-cash asset impairments and accelerated depreciation	5	181
Unrealized foreign currency losses (gains)	46	(31)
(Gain) loss on sale of assets	(16)	1
Other non-cash adjustments	(5)	(4)
Net change in assets and liabilities:
Accounts receivable	(27)	(71)
Inventories	(63)	9
Accounts payable	(33)	59
Income taxes payable	4	6
Other assets, current and non-current	26	11
Other liabilities, current and non-current	19	77
Net cash (used in) provided by operating activities	(50)	80
Cash flows used in investing activities
Capital expenditures	(183)	(144)
Capitalized interest	—	(1)
Acquisition of businesses	(64)	—
Purchases of debt securities, net	(1)	(3)
Change in restricted cash	(3)	4
Disbursement of affiliated loan	(50)	—
Repayment of affiliated loan	50	—
Funds remitted to unconsolidated affiliates, net	(2)	(13)
Proceeds from sale of assets	20	7
Net cash used in investing activities	(233)	(150)
Cash flows provided by financing activities
Net short-term debt borrowings	21	15
Borrowings of long-term debt	391	1,135
Repayments of long-term debt	(343)	(1,058)
Long-term debt and credit facility financing fees	—	(40)
Net cash provided by financing activities	69	52
Effect of exchange rates on cash and cash equivalents	(9)	(4)
Decrease in cash and cash equivalents	(223)	(22)
Cash and cash equivalents (unrestricted) at beginning of year	379	401
Cash and cash equivalents (unrestricted) at end of year	$156	$379
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$297	$275
Income taxes, net of cash refunds	29	2
Non-cash financing activities:
Non-cash issuance of debt in exchange for loans of parent	$—	$200
Non-cash distribution declared to parent	—	208
Settlement of note receivable from parent	—	24

HEXION INC.
SCHEDULE 4: RECONCILIATION OF SEGMENT EBITDA TO NET LOSS (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2014	2013	2014	2013
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$45	$40	$272	$258
Forest Products Resins	63	59	251	231
Corporate and Other	(20)	(20)	(73)	(67)
Total	$88	$79	$450	$422

Reconciliation:
Items not included in Segment EBITDA:
Asset impairments	$(5)	$(174)	$(5)	$(181)
Business realignment costs	(23)	(6)	(47)	(21)
Integration costs	6	(1)	—	(10)
Realized and unrealized foreign currency losses	(11)	(1)	(32)	(2)
Other	(5)	7	(36)	(35)
Total adjustments	(38)	(175)	(120)	(249)
Loss on extinguishment of debt	—	—	—	(6)
Interest expense, net	(78)	(76)	(308)	(303)
Income tax expense	(3)	(318)	(26)	(349)
Depreciation and amortization	(35)	(35)	(144)	(148)
Net loss attributable to Hexion Inc.	(66)	(525)	(148)	(633)
Net loss attributable to noncontrolling interest	—	(1)	—	(1)
Net loss	$(66)	$(526)	$(148)	$(634)

HEXION INC.
SCHEDULE 5: RECONCILIATION OF LAST TWELVE MONTHS NET LOSS TO ADJUSTED EBITDA

(In millions)	Year Ended December 31, 2014
Net loss	$(148)
Interest expense, net	308
Income tax expense	26
Depreciation and amortization	144
EBITDA	330
Adjustments to EBITDA:
Asset impairments	5
Business realignment costs (1)	47
Realized and unrealized foreign currency losses	32
Other (2)	50
Cost reduction programs savings (3)	30
Pro forma EBITDA adjustment for acquisition (4)	11
Adjusted EBITDA	$505
Pro forma fixed charges (5)	$295
Ratio of Adjusted EBITDA to Fixed Charges (6)	1.71

(1)	Represents headcount reduction expenses and plant rationalization costs related to cost reduction programs and other costs associated with business realignments.

(2)
Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees, retention program costs, stock-based compensation, and realized and unrealized foreign exchange and derivative activity.

(3)
Represents pro forma impact of in-process cost reduction programs savings. Cost reduction program savings represent the unrealized headcount reduction savings and plant rationalization savings related to cost reduction programs and other unrealized savings associated with the Company’s business realignments activities, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the LTM period. The savings are calculated based on actual costs of exiting headcount and elimination or reduction of site costs.

(4)
Reflects pro forma impact of the acquisition of a manufacturing facility in Shreveport, Louisiana in early 2014, and represents our estimate of incremental annualized EBITDA when the facility is operating at full capacity, as well as related synergies.

(5)	Reflects pro forma interest expense based on interest rates at December 31, 2014.

(6)
The Company’s ability to incur additional indebtedness, among other actions, is restricted under the indentures governing certain notes, unless the Company has an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of December 31, 2014, we did not satisfy this test. As a result, we are subject to restrictions on our ability to incur additional indebtedness or to make investments; however, there are exceptions to these restrictions, including exceptions that permit indebtedness under the ABL Facility (available borrowings of which were $266 million at December 31, 2014).